Exhibit 99

Eaton Facilities in Puerto Rico Have Returned to Operation Following Impact of Hurricanes; Eaton Providing Support for Employees and Families
Date: October 10, 2017
Eaton Expects Negative $0.03 Impact on Net Income and Operating Earnings per Share in Third Quarter 2017 from Recent Natural Disasters

Eaton to Announce Third Quarter 2017 Earnings on October 31st

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) announced that its facilities have returned to operation following the recent hurricanes in Puerto Rico. Eaton operates four facilities in Puerto Rico, manufacturing principally low- and medium-voltage circuit protection components. The total employee population at the plants is approximately 1,500.

“We have been in contact with almost all of our employees and continue our outreach efforts to communicate with our remaining employees across Puerto Rico,” said Craig Arnold, Eaton chairman and chief executive officer. “Our thoughts are with our employees and their families. Company actions are underway to assist with the relief efforts and to support the affected communities where our employees live and work. We have also established a relief fund to assist our employees as they begin to rebuild their lives.

“We are fortunate that our facilities overall experienced only modest damage.  We have resumed operations in all facilities, and at some plants are nearing output levels we had before the storms,” said Arnold. “We continue to experience logistics and infrastructure challenges, as the island struggles to repair the significant damage to infrastructure.”

Eaton estimates the recent natural disasters, including Hurricanes Maria, Irma and Harvey, as well as the earthquake in Mexico City, impacted third quarter 2017 net income and operating earnings per share by a negative $0.03.

Eaton (NYSE:ETN) will announce third quarter 2017 earnings on Tuesday, October 31, 2017, before the opening of the New York Stock Exchange. The company will host a conference call at 10 a.m. United States Eastern time that day to discuss third quarter 2017 earnings results with securities analysts and institutional investors.

The conference call will be available through a live webcast that can be accessed via the Eaton Third Quarter 2017 Earnings Results link on Eaton’s home page, which is www.eaton.com. The call replay and news release will also be available from this web link.

Eaton is a power management company with 2016 sales of $19.7 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

This news release contains forward-looking statements concerning the impact of recent natural disasters on third quarter net income and operating earnings per share. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated difficulties repairing local infrastructure and logistics systems in locations affected by recent natural disasters, and unanticipated material or other production costs. We do not assume any obligation to update these forward-looking statements.
Contact
Scott R. Schroeder, Media Relations, +1 (440) 523-5150

Don Bullock, Investor Relations, +1 (440) 523-5127